             As filed with the Securities and Exchange Commission on May 8, 2002
                                                      Registration No. 333-41323


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            ---------------------------------------------------------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

            ---------------------------------------------------------

                       DIAMOND HILL INVESTMENT GROUP, INC.

            ---------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


                 OHIO                                   65-0190407
-------------------------------------      -------------------------------------
    (State or other jurisdiction                      (I.R.S. Employer
  of incorporation or organization)                 Identification No.)


             375 NORTH FRONT STREET, SUITE 300, COLUMBUS, OHIO 43215
            ---------------------------------------------------------
          (Address of principal executive offices, including zip code)

                       DIAMOND HILL INVESTMENT GROUP, INC.
               1993 NON-QUALIFIED AND INCENTIVE STOCK OPTION PLAN
            ---------------------------------------------------------
                            (Full title of the plan)


                          STATUTORY AGENT CORPORATION
                               52 EAST GAY STREET
                               COLUMBUS, OH 43215
            ---------------------------------------------------------
                    (Name and address of agent for service)

                                 (614) 464-6400
            ---------------------------------------------------------
          Telephone number, including area code, of agent for service

           Copies of all communications, including all communications sent to the agent for service, should be sent to:

                                SHAWN M. FLAHIVE
                      VORYS, SATER, SEYMOUR AND PEASE, LLP
                               52 EAST GAY STREET
                               COLUMBUS, OH 43215
                                 (614) 464-5445

         On May 2, 2002, at the annual meeting of the shareholders of Diamond Hill Investment Group, Inc., a Florida corporation ("DHIG"), the shareholders of DHIG approved the reincorporation of DHIG under the laws of the state of Ohio. The reincorporation was accomplished by merging DHIG with and into its wholly-owned Ohio subsidiary, DHO, Inc., with DHO, Inc. being the surviving corporation. DHO, Inc., pursuant to its Amended and Restated Articles of Incorporation, as amended pursuant to the terms of the Agreement and Plan of Merger between DHIG and DHO, Inc., effective May 2, 2002 (the "Merger Agreement"), changed its name to Diamond Hill Investment Group, Inc. On May 2, 2002, the Certificate of Merger was filed with the Ohio Secretary of State and Articles of Merger were filed with the Florida Department of State, each effectuating the date of merger as May 2, 2002.

         Pursuant to the terms of the Merger Agreement, each outstanding share of Common Stock of DHIG (a "Share") was automatically converted into one common share, without par value, of Diamond Hill Ohio (a "Diamond Hill Ohio Share"), and each outstanding fractional Share was automatically converted into that fractional Diamond Hill Ohio Share. Each outstanding certificate representing a Share or Shares continued to represent the same number of Diamond Hill Ohio Shares. The reincorporation did not result in any change in the business or the assets, liabilities or net worth of DHIG.

         Pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Diamond Hill Ohio Shares are deemed to be registered under the Exchange Act.

         Pursuant to Rule 414 promulgated under the Securities Act of 1933, as amended (the "1933 Act"), Diamond Hill Ohio hereby adopts the Registration Statement on Form S-8 (Registration No. 333-41323) of DHIG related to the registration under the 1933 Act of 1,000,000 Shares (prior to adjustments for a reverse stock split), and subsequently amended to register 1,500,000 Shares (prior to adjustments for a reverse stock split), to be offered under the Diamond Hill Investment Group, Inc. 1993 Non-Qualified and Incentive Stock Option Plan, as Diamond Hill Ohio's own Registration Statement on Form S-8 for all purposes of the 1933 Act and the Exchange Act.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

         The following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

         (a) DHIG's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, filed pursuant to the Exchange Act;


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




         (b) All other reports filed by DHIG pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) immediately above.

         (c) All documents which may be filed by Diamond Hill Ohio with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering contemplated by the Diamond Hill Investment Group, Inc. 1993 Non-Qualified and Incentive Stock Option Plan, from the date of filing of each such document; and

         (d) The description of the Diamond Hill Ohio Shares contained in the company's Registration Statement on Form SB-2, dated March 24, 1994 (Registration No. 33-65292C)

         Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.           Indemnification of Directors and Officers.

         Under Section 1701.13(E) of the Ohio Revised Code (the "OGCL"), directors, officers, employees and agents of Ohio corporations have an absolute right to indemnification for expenses (including attorneys' fees) actually and reasonably incurred by them to the extent they are successful in defense of any action, suit or proceeding, including derivative actions, brought against them, or in defense of any claim, issue or matter asserted in any such proceeding. A director, officer, employee or agent is entitled to such indemnification if such person's success is "on the merits or otherwise." Directors (but not officers, employees or agents) are entitled to mandatory payment of expenses by the corporation as they are incurred, in advance of the final disposition of the action, suit or proceeding, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that the director's act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

         Section 1701.13(E) of the OGCL permits a corporation to indemnify directors, officers, employees or agents of the corporation in circumstances where indemnification is not mandated by the statute if certain statutory standards are satisfied. A corporation may grant indemnification in actions, other than derivative actions, if the indemnitee has acted in good faith and in a manner the indemnitee reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee's conduct was unlawful. Such indemnification is permitted against expenses (including attorneys' fees) as well as judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee.


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


         An Ohio corporation may also provide indemnification in derivative actions for attorneys' fees and expenses actually and reasonably incurred in connection with the defense or settlement of an action if the officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation. Ohio law does not expressly authorize indemnification against judgments, fines and amounts paid in settlement of such actions. The corporation may not indemnify a director, officer, employee or agent in such actions for attorneys' fees and expenses if such person is adjudged to be liable to the corporation for negligence or misconduct in the performance of such person's duties to the corporation, unless and only to the extent that a court determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity.

         Section 1701.13(E) of the OGCL states that the indemnification provided thereby is not exclusive of any other rights granted to those persons seeking indemnification under the articles, the regulations, any agreement, a vote of the shareholders or disinterested directors, or otherwise.

         The OGCL grants express power to an Ohio corporation to purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit and self-insurance, for director, officer, employee or agent liability, regardless of whether that individual is otherwise eligible for indemnification by the corporation.

         The Code of Regulations of Diamond Hill Ohio (the "Regulations") provides for broader indemnification than specifically afforded under Section 1701.13(E) of the OGCL. The Regulations provide that Diamond Hill Ohio must indemnify officers and directors against expenses (including attorneys' fees, filing fees, court reporters' fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any pending, threatened or completed action (whether criminal, civil, administrative or investigative) by reason of the fact that any such individual is or was a director, officer, employee, agent or volunteer of Diamond Hill Ohio or is or was serving at the request of Diamond Hill Ohio as a director, trustee, officer, employee, member, manager, agent or volunteer of another corporation or other entity so long as such individual's act or omission was not occasioned by such individual's intent to cause injury to, or by such individual's reckless disregard for the best interests of, Diamond Hill Ohio and, with respect to any criminal matter, such individual had no reasonable cause to believe such individual's conduct was unlawful. The Regulations forbid Diamond Hill Ohio from indemnifying an officer or director if such person is adjudged to be liable for an act or omission occasioned by such person's deliberate intent to cause injury to, or by such person's reckless disregard for the best interests of, Diamond Hill Ohio unless and only to the extent a court, in view of all the circumstances, concludes that such person is fairly and reasonably entitled to such indemnity as the court deems proper. The Regulations recite a presumption (which may only be rebutted by clear and convincing evidence) that no act or omission by a director or officer was occasioned by an intent to cause injury to, or by a reckless disregard for the best interests of, Diamond Hill Ohio, and with respect to any criminal matter, that no director or officer had reasonable cause to believe his or her conduct was unlawful.

         The Regulations state that the indemnification provided thereby is not exclusive of any other rights to which any person seeking indemnification may be entitled. Additionally, the


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


Regulations provide that Diamond Hill Ohio may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, agent or volunteer of Diamond Hill Ohio, or who is or was serving another entity at the request of Diamond Hill Ohio, against any liability asserted against such person and incurred by such person in such capacity, or arising out of such person's status as such, whether or not Diamond Hill Ohio would have the obligation or power to indemnify such person under the Regulations. The Regulations also authorize Diamond Hill Ohio to purchase and maintain trust funds, letters of credit or self-insurance on behalf of any person who is or was a director, officer, employee, agent or volunteer of Diamond Hill Ohio or who is or has served another entity at the request of Diamond Hill Ohio.

         The Board of Directors of DHIG has in the past maintained, and the Board of Directors of Diamond Hill Ohio may in the future maintain, insurance to insure its present or former directors, officers and employees against liabilities and expenses arising out of any claim or breach of duty, error, misstatement, misleading statement, omission or other acts done by reasons of their being such directors, officers or employees.


Item 8.           Exhibits.

         The following exhibits are filed herewith and made a part hereof.


Exhibit No.       Description
-----------       -----------

4(a) Amended and Restated Articles of Incorporation of Diamond Hill Ohio (incorporated by reference to Exhibit 3(i) of Diamond Hill Investment Group, Inc.'s Form 8-K filed May 7, 2002 (File No. 000-24498))

4(b) Code of Regulations of Diamond Hill Ohio (incorporated by reference to Exhibit 3(ii) of Diamond Hill Investment Group, Inc.'s Form 8-K filed May 7, 2002 (File No. 000-24498))




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


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on May 2, 2002.

                                                   DIAMOND HILL INVESTMENT, INC.


                                                   By: /s/ R. H.Dillon
                                                       -------------------------
                                                       R. H. Dillon, President

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.


/s/ Larry A. Beres             /s/ Dr. Roger D. Blackwell     /s/ R. H. Dillon
--------------------------    --------------------------      --------------------------
Larry A. Beres                 Dr. Roger D. Blackwell         R. H. Dillon
Director                       Director                       Director and President



/s/ James Laird                /s/ Richard Desich             /s/ Dr. James G. Mathias
--------------------------    --------------------------      --------------------------
James Laird                    Richard Desich                 Dr. James G. Mathias
Chief Financial Officer        Director                       Director
and Treasurer

/s/ David R. Meuse
David R. Meuse                 /s/ Diane D. Reynolds          /s/ David P. Lauer
--------------------------    --------------------------      --------------------------
Director                       Diane D. Reynolds              David P. Lauer
                               Director


/s/ William G. Perkins
--------------------------
William G. Perkins
Director



Date:  May 2, 2002






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